Exhibit 99

VF Announces Fourth Quarter and Full Year Results and Declares Dividend

2008 Marks Record Revenues and Earnings Per Share

GREENSBORO, N.C.--(BUSINESS WIRE)--February 10, 2009--VF Corporation (NYSE: VFC):

  Full year revenues up 6% with EPS reaching a record $5.42
  Strong 2008 cash flow from operations: $679 million
  Q4 revenues and EPS in line with prior guidance
  Outdoor momentum continued in Q4 with revenues up 13%
  2009 EPS expected to be in line with 2008

Information regarding VF’s fourth quarter conference call webcast today at 4:30 p.m. can be found at the end of this release.

VF Corporation (NYSE: VFC), a global leader in branded lifestyle apparel, today announced results for the fourth quarter and full year 2008. All per share amounts are presented on a diluted basis and reflect continuing operations.

Fourth quarter revenues decreased 2% to $1,912.2 million, compared with $1,955.2 million in the fourth quarter of 2007, with nearly all the decline attributed to the effects of foreign currency translation. Income from continuing operations in the current quarter was $115.9 million, compared with $164.4 million in the prior year’s quarter. Included in the most recent quarter was a previously announced charge of $41 million related to cost reduction actions. Earnings per share from continuing operations was $1.05 in the fourth quarter, compared with $1.46 last year and, as expected, included a negative $.30 per share impact from the charge. Foreign currency translation also impacted earnings by $.02 per share.

For the full year 2008, revenues increased 6% to a record $7,642.6 million from $7,219.4 million in 2007, driven by strong performance in our Outdoor coalition and a full year of revenues from our growing Contemporary Brands coalition. Including the aforementioned charge, income from continuing operations declined to $602.7 million from $613.2 million. Earnings per share from continuing operations reached a record $5.42, and includes the $.30 per share impact from the cost reduction initiatives, compared with $5.41 in 2007. The full year benefit from foreign currency translation to revenues and earnings per share was $109 million and $.15 per share, respectively.

“The strength of VF’s business model was reflected in our 2008 performance, with record revenues and strong earnings despite extraordinarily challenging economic conditions. Our powerful brands, diversity and strong financial condition, combined with a history of exceptional operational execution, should all work to our advantage as we continue to navigate through these uncertain times,” said Eric C. Wiseman, Chairman and Chief Executive Officer.

Fourth Quarter Business Review

During the quarter, we took aggressive actions to reduce costs across our business, which are expected to result in savings of $100 million annually beginning in 2009. Operating income in the 2008 quarter was $179.8 million compared with $250.6 million in the prior year’s quarter, with $41 million of the decline attributable to the cost reduction initiatives. The balance of the decline was due to exceptionally difficult retail conditions in the fourth quarter that resulted in unprecedented levels of promotional activity across many of our businesses. Operating margins were 9.4% in the quarter compared with 12.8% in the 2007 period, with over 200 basis points of the decline due to the cost reduction initiatives.

Outdoor

Our Outdoor coalition had another outstanding quarter, with total revenues up 13% and 17% in constant dollars. Domestic revenues grew 17% in the quarter while international revenues rose 6% (17% in constant dollars). The North Face®, Vans®and Napapijri® brands each posted double-digit revenue gains in the quarter. Globally, revenues of The North Face® brand grew 20% in the quarter while global revenues of the Vans® brand increased 18%.

Operating income rose by 7% and included $8.2 million in expenses related to cost reduction actions. The decline in operating margins in the quarter was due to cost reduction actions as well as a similar amount resulting from transaction-related currency fluctuations.

Jeanswear

Revenues of our Jeanswear coalition, which includes our Wrangler®, Lee® and Riders® brands, were down 8% (6% in constant dollars) during the quarter, with declines in both our domestic and international businesses. Lee® brand revenues in the U.S. rose 3% in the quarter, as the brand continues to benefit from the success of new products for both men and women in mid-tier department stores. Our U.S. mass business declined 9% in the quarter because of reduced consumer demand for apparel and retailers’ inventory adjustments.

The decline in Jeanswear operating income in the quarter included $22.6 million in expenses to reduce costs. Jeanswear profitability was also negatively impacted by higher promotional activity, costs related to managing inventory levels and additional provisions for bad debt expense related to recent retail bankruptcies.

Sportswear

Total revenues of our Sportswear coalition, which includes our Nautica® and John Varvatos® brands as well as the Kipling® brand in North America, decreased 9% in the quarter. Nautica® revenues declined 12% in the quarter, reflecting difficult conditions in department stores and weaker than expected performance in its retail outlet stores. Our Kipling® and John Varvatos® brands each continued to grow strongly, posting double-digit revenue growth in the quarter.

Cost reduction expenses of $3.2 million contributed to a drop in fourth quarter operating income. Increased markdown activity and negative comparable store sales in Nautica® retail outlets significantly impacted the profitability of the Nautica® brand.

Contemporary Brands

Revenues of our Contemporary Brands coalition, which consists of the 7 For All Mankind®and lucy® brands, decreased 5% in the quarter. Revenues of the 7 For All Mankind® brand declined reflecting a slowdown in store traffic within upper tier specialty and department stores. Seven For All Mankind opened thirteen retail stores in 2008 and we are encouraged by their performance to date. Revenues of our lucy® brand rose 4% in the quarter, benefiting from new store openings.

The decline in operating income in the current quarter reflects high levels of promotional and markdown-related expenses as a result of the weakening upper tier channel as well as efforts to reduce inventory levels.

Imagewear

Total revenues of our Imagewear coalition were 12% lower in the quarter, with the decline principally in Activewear, reflecting a difficult environment in the licensed sports apparel business. In addition to the impact from the lower revenue volume, the operating income decline in the quarter included expenses to align inventories as well as $2.0 million in expenses from cost reduction activities.

Our international business continues to be an important long term growth driver. For the full year, international revenues increased 17% and represented 30% of total revenues, up from 28% of revenues in 2007. In the fourth quarter, international revenues declined 3% due to the effect of a stronger dollar on foreign currency translation compared with the 2007 quarter. On a constant currency basis, international revenues increased 5% in the quarter.

Expanding the reach of our brands through retail stores and e-commerce also continues to benefit us both strategically and financially. Our direct-to-consumer business grew 15% in 2008 and represented 16% of total revenues, up from 14% in 2007. In the fourth quarter, our direct to consumer revenues increased 12% and represented 21% of VF’s total revenue. Retail revenues of our Vans®, The North Face®, 7 For All Mankind®, Kipling® and Napapijri® brands each grew by more than 20% in the quarter. We opened 33 stores during the quarter, including new stores for our Vans®, 7 For All Mankind®, The North Face® and Napapijri® brands. For the year, we opened a total of 89 stores, ending the year with 698 stores.

A healthy balance sheet and strong cash flow continue to be hallmarks of VF. Cash at year-end was $382 million compared with $322 at the end of 2007 and our debt to capital ratio was 25%. We had no commercial paper borrowings at year-end and only $53 million in short-term foreign borrowings. Cash flow from operations was $679 million, above our most recent guidance of $650 million.

Outlook

“We have taken the right actions to prepare for a difficult year in 2009,” said Mr. Wiseman. “We will continue to monitor conditions carefully, being both disciplined and flexible in our approach to changing market conditions.”

For 2009, we anticipate a low to mid single digit decline in revenues, with a 3 to 4% negative impact from foreign currency translation. Earnings per share should approximate the $5.42 reported for 2008. As detailed in our January press release, our current guidance includes significantly higher pension expense levels as well as the effects of foreign currency translation, which are expected to negatively impact 2009 earnings per share by approximately $.50 and $.30, respectively.

VF’s Outdoor business has enjoyed significant success over the past five years, achieving scale in both the outdoor and action sports industries. As previously announced, we have re-aligned our management structure to better capture future opportunities in these industries by dedicating teams focused on each business. Going forward, we will report the results of these businesses as Outdoor and Action Sports. We look forward to another year of record revenue in our Outdoor and Action Sports business, given the continued momentum of our brands. Revenues of our Contemporary Brands business are also expected to grow significantly. This reflects strong organic growth as well as the anticipated completion of the acquisition of the remaining two-thirds of Mo Industries Holdings, Inc., owner of the Splendid® and Ella Moss® brands in the first half of 2009. Expecting continued challenges in the overall economic environment, we anticipate modest revenue declines in our Jeanswear, Sportswear and Imagewear businesses.

Reflecting the actions taken in 2008 to reduce costs and align inventories, most of our coalitions are expected to post significant improvements in profitability in 2009. The $90 million increase in pension expense anticipated in 2009 will be reported as a corporate expense and will, accordingly, impact consolidated operating margins only.

Considering the worsening of economic conditions that occurred in latter part of 2008, as well as the trend of foreign currency translation rates during the year, first half comparisons are expected to be substantially more difficult than those of the second half. The first quarter is expected to be especially challenging, with revenues expected to be down by 5 to 7%, with a 4% impact from foreign currency translation.

The pension and change in foreign currency translation rates will have a significant impact on the comparability of our earnings on a quarterly basis. The pension expense impact to earnings per share will approximate $.11 to $.12 each quarter, while the change in foreign currency translation rates will have the greatest earnings impact on the first and third quarters, reflecting the flow of international profits during the year. Accordingly, earnings per share in the first quarter will decline significantly, reflecting an estimated combined impact of $.20 per share from higher pension expense and foreign currency rate changes. We expect that earnings per share for the quarter will approximate $.90 to $.95 compared with $1.33 per share reported in the first quarter of 2008.

Maintaining our strong balance sheet and liquidity will be a focal point in 2009, and we’re looking forward to another strong year of cash flow from operations, which could exceed $700 million. Cash balances at year-end could exceed $600 million. Only 5% of our total year end debt is due within the next year, and no significant long-term debt repayments are due until October 2010. In addition, $1.3 billion is available in lines of credit.

“We enter 2009 prepared for the challenges at hand. I have tremendous respect and gratitude for our associates, who not only delivered record results in 2008 but who have worked tirelessly to ensure our brands and businesses remain strong and healthy both this year and in the years to come,” concluded Mr. Wiseman.

Dividend Declared

The Board of Directors declared a cash dividend of $.59 per share, payable on March 20, 2009 to shareholders of record as of the close of business on March 10, 2009.

Certain statements included in this release are "forward-looking statements" within the meaning of the federal securities laws. Forward-looking statements are made based on our expectations and beliefs concerning future events impacting VF and therefore involve a number of risks and uncertainties. We caution that forward-looking statements are not guarantees and that actual results could differ materially from those expressed or implied in the forward-looking statements. Potential risks and uncertainties that could cause the actual results of operations or financial condition of VF to differ materially from those expressed or implied by forward-looking statements in this release include the overall level of consumer spending on apparel; disruption and volatility in the global capital and credit markets; general economic conditions and other factors affecting consumer confidence; VF's reliance on a small number of large customers; the financial strength of VF's customers; changing fashion trends and consumer demand; increasing pressure on margins; VF's ability to implement its growth strategy; VF's ability to grow its international and direct-to-consumer businesses; VF's ability to successfully integrate and grow acquisitions; VF's ability to maintain the strength and security of its information technology systems; stability of VF's manufacturing facilities and foreign suppliers; continued use by VF's suppliers of ethical business practices; VF's ability to accurately forecast demand for products; continuity of members of VF's management; VF's ability to protect trademarks and other intellectual property rights; maintenance by VF's licensees and distributors of the value of VF's brands; fluctuations in the price, availability and quality of raw materials and contracted products; foreign currency fluctuations; and legal, regulatory, political and economic risks in international markets. More information on potential factors that could affect VF's financial results is included from time to time in VF's public reports filed with the Securities and Exchange Commission, including VF's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

About VF

VF Corporation is a global leader in lifestyle apparel with a diverse portfolio of jeanswear, outdoor, imagewear, sportswear and contemporary apparel brands. Its principal brands include Wrangler®, Lee®, Riders®, The North Face®, Vans®, Reef®, Eagle Creek®, Eastpak®, JanSport®, Napapijri®, Nautica®, Kipling®, John Varvatos®, 7 For All Mankind®, lucy®, Majestic® , Lee Sport® and Red Kap®.

VF Corporation's press releases, annual report and other information can be accessed through the Company's home page, www.vfc.com.

Webcast Information

VF will hold its fourth quarter conference call and webcast today at 4:30 p.m. ET. Interested parties should call 1-888-684-1279 domestic, or 1-913-312-0639 international, to access the call. You may also access this call via the Internet at www.vfc.com. A replay will be available through February 17th and can be accessed by dialing 1-888-203-1112 domestic, and 1-719-457-0820 international. The pass code is 8911614. A replay also can be accessed at the Company’s web site at www.vfc.com.

VF CORPORATION Consolidated Statements of Income (In thousands, except per share amounts)

	Three Months Ended December		Year Ended December
	2008	2007	2008	2007

Net Sales	$1,892,118	$1,933,636	$7,561,621	$7,140,811
Royalty Income	20,032	21,552	80,979	78,548

Total Revenues	1,912,150	1,955,188	7,642,600	7,219,359

Costs and Operating Expenses
Cost of goods sold	1,099,210	1,105,013	4,283,680	4,080,022
Marketing, administrative and general expenses	633,137	599,560	2,419,925	2,173,896
	1,732,347	1,704,573	6,703,605	6,253,918

Operating Income	179,803	250,615	938,995	965,441

Other Income (Expense)
Interest income	1,419	1,816	6,115	9,310
Interest expense	(24,534)	(25,749)	(94,050)	(72,122)
Miscellaneous, net	(4,053)	(642)	(3,103)	2,941
	(27,168)	(24,575)	(91,038)	(59,871)
Income from Continuing Operations before Income Taxes
	152,635	226,040	847,957	905,570

Income Taxes	36,772	61,994	245,209	292,324

Income from Continuing Operations	115,863	164,046	602,748	613,246

Discontinued Operations	-	362	-	(21,625)

Net Income	$115,863	$164,408	$602,748	$591,621

Earnings Per Common Share - Basic
Income from continuing operations	$1.06	$1.50	$5.52	$5.55
Discontinued operations	-	-	-	(0.20)
Net income	1.06	1.50	5.52	5.36

Earnings Per Common Share - Diluted
Income from continuing operations	$1.05	$1.46	$5.42	$5.41
Discontinued operations	-	-	-	(0.19)
Net income	1.05	1.46	5.42	5.22

Weighted Average Shares Outstanding
Basic	109,717	109,707	109,234	110,443
Diluted	110,871	112,677	111,255	113,348

Cash Dividends Per Common Share	$0.59	$0.58	$2.33	$2.23

Basis of presentation: VF operates and reports using a 52/53 week fiscal year ending on the Saturday closest to December 31 of each year. For presentation purposes herein, all references to periods ended December 2008 and December 2007 relate to the 53 week and 14 week fiscal periods ended January 3, 2009 and 52 week and 13 week fiscal periods ended December 29, 2007, respectively.

VF CORPORATION Consolidated Balance Sheets (In thousands)

	December
	2008	2007

ASSETS
Current Assets
Cash and equivalents	$381,844	$321,863
Accounts receivable, net	851,282	970,951
Inventories	1,151,895	1,138,752
Deferred income taxes	96,339	104,489
Other current assets	171,650	109,074
Total current assets	2,653,010	2,645,129

Property, Plant and Equipment	1,557,634	1,529,015
Less accumulated depreciation	914,907	877,157
	642,727	651,858

Intangible Assets	1,366,222	1,435,269
Goodwill	1,313,798	1,278,163
Other Assets	458,111	436,266

	$6,433,868	$6,446,685

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Short-term borrowings	$53,580	$131,545
Current portion of long-term debt	3,322	3,803
Accounts payable	435,381	509,879
Accrued liabilities	519,899	489,160
Total current liabilities	1,012,182	1,134,387

Long-term Debt	1,141,546	1,144,810
Other Liabilities	724,248	590,659

Commitments and Contingencies

Common Stockholders' Equity
Common Stock	109,848	109,798
Additional paid-in capital	1,749,464	1,619,320
Accumulated other comprehensive income (loss)	(276,294)	61,495
Retained earnings	1,972,874	1,786,216

Total common stockholders' equity	3,555,892	3,576,829

	$6,433,868	$6,446,685

VF CORPORATION Consolidated Statements of Cash Flow (In thousands)

	Year Ended December
	2008	2007

Operating Activities
Net income	$602,748	$591,621
Adjustments to reconcile net income to cash provided
by operating activities of continuing operations:
Loss from discontinued operations	-	21,625
Depreciation	105,059	94,540
Amortization of intangible assets	39,427	27,106
Other amortization	21,685	19,581
Stock-based compensation	31,592	62,413
Provision for doubtful accounts	22,062	13,859
Pension funding in excess of expense	(4,787)	7,094
Deferred income taxes	20,293	(3,748)
Other, net	(6,319)	3,763
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	52,679	(49,673)
Inventories	(38,275)	(24,113)
Other current assets	(66,866)	15,644
Accounts payable	(67,214)	77,212
Accrued compensation	(35,285)	(1,932)
Accrued income taxes	24,118	(7,541)
Accrued liabilities	13,318	31,986
Other assets and liabilities	(34,763)	(45,808)
Cash provided by operating activities of continuing operations	679,472	833,629

Loss from discontinued operations	-	(21,625)
Adjustments to reconcile loss from discontinued
operations to cash used by discontinued operations:
Loss on disposal of discontinued operations	-	24,554
Other, net	(1,071)	(15,982)
Cash used by operating activities of discontinued
operations	(1,071)	(13,053)

Cash provided by operating activities	678,401	820,576

Investing Activities
Capital expenditures	(124,207)	(113,863)
Business acquisitions, net of cash acquired	(93,377)	(1,060,636)
Software purchases	(10,601)	(6,367)
Sale of property, plant and equipment	11,462	14,085
Sale of intimate apparel businesses	-	348,714
Sale of other businesses	537	12,368
Other, net	400	(120)
Cash used by investing activities of continuing operations	(215,786)	(805,819)

Discontinued operations, net	-	(243)
Cash used by investing activities	(215,786)	(806,062)

Financing Activities
Increase (decrease) in short-term borrowings	(67,736)	36,785
Proceeds from long-term debt	-	592,758
Payments on long-term debt	(3,632)	(168,671)
Purchase of Common Stock	(149,729)	(350,000)
Cash dividends paid	(255,235)	(246,634)
Proceeds from issuance of Common Stock	64,972	69,539
Tax benefits of stock option exercises	22,504	15,571
Other, net	(905)	-
Cash used by financing activities	(389,761)	(50,652)

Effect of Foreign Currency Rate Changes on Cash	(12,873)	14,777

Net Change in Cash and Equivalents	59,981	(21,361)

Cash and Equivalents - Beginning of Year	321,863	343,224

Cash and Equivalents - End of Year	$381,844	$321,863

VF CORPORATION Supplemental Financial Information Business Segment Information (In thousands)

	Three Months Ended December		Year Ended December
	2008	2007	2008	2007

Coalition revenues
Jeanswear	$663,240	$722,008	$2,764,875	$2,896,699
Outdoor and Action Sports	675,745	595,525	2,742,096	2,387,136
Imagewear	242,688	277,275	991,072	988,321
Sportswear	189,984	208,529	634,222	683,584
Contemporary Brands	103,642	109,619	387,651	142,286
Other	36,851	42,232	122,684	121,333

Total coalition revenues	$1,912,150	$1,955,188	$7,642,600	$7,219,359

Coalition profit
Jeanswear	$55,382	$112,818	$378,881	$479,435
Outdoor and Action Sports	101,420	94,646	454,182	392,658
Imagewear	27,097	43,807	131,626	141,866
Sportswear	8,215	20,005	39,687	65,923
Contemporary Brands	13,074	19,994	53,691	24,848
Other	594	967	(2,414)	3,955

Total coalition profit	205,782	292,237	1,055,653	1,108,685

Corporate and Other Expenses	(30,032)	(42,264)	(119,761)	(140,303)
Interest, net	(23,115)	(23,933)	(87,935)	(62,812)

Income from Continuing Operations
Before Income Taxes	$152,635	$226,040	$847,957	$905,570

Note - Restructuring costs totaling $41.0 million in the fourth quarter of 2008 reduced coalition profit as follows: Jeanswear – $22.6 million; Outdoor and Action Sports – $8.2 million; Imagewear – $2.0 million; Sportswear – $3.2 million; Contemporary Brands – $0.5 million and Corporate and Other – $4.5 million.

CONTACT:
VF Corporation
Financial Community Contact:
Cindy Knoebel, CFA
VP, Financial & Corporate Communications
VF Services
212-841-7141, cindy_knoebel@vfc.com